UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Paychex, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 31, 2007

Dear Paychex Stockholder:

The Board of Directors cordially invites you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, October 3, 2007 at 10:00 a.m. Eastern Time at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York.

This booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its named executive officers.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, written proxy, or written ballot at the Annual Meeting. We encourage you to use the Internet as it is the most cost-effective way to vote. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet. Additionally, we encourage stockholder participation in the householding program. We believe participation will benefit both our stockholders and Paychex. Not only will it reduce the volume of duplicate information that is received in a stockholder’s household, but it will also reduce our printing and mailing costs.

We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you need special assistance at the Annual Meeting, please contact the Secretary of the Company at (800) 828-4411, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.

Sincerely,

Jonathan J. Judge
President and Chief Executive Officer

PAYCHEX, INC.

911 Panorama Trail South • Rochester, New York 14625-2396

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 a.m. Eastern Time on Wednesday, October 3, 2007. Continental breakfast will be available from 9:00 a.m. to 10:00 a.m.

Location:	Rochester Riverside Convention Center 123 East Main Street Rochester, New York 14604

Items of Business:	(1) To elect eight nominees to the Board of Directors for one-year terms.

(2) To ratify selection of the independent registered public accounting firm.

(3) To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.

Record Date:	Stockholders of record as of the close of business on August 6, 2007, are entitled to notice of, and to vote at, the Annual Meeting.

Proxy Voting:	Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Please vote in one of these ways:

(1) Visit the website noted on your proxy card to vote via the Internet;

(2) Call the toll-free telephone number shown on the proxy card; or

(3) Mark, sign, date, and promptly return the enclosed proxy card in the postage-paid envelope. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.

Signing and returning your proxy card or submitting your proxy via the Internet or by telephone does not affect your right to vote in person if you attend the Annual Meeting and your shares are registered in your name. Any proxy can be revoked at any time prior to its exercise at the Annual Meeting.

Annual Meeting Webcast:	The Annual Meeting will be simultaneously broadcast over the Internet at 10:00 a.m. Eastern Time on October 3, 2007. It will then be archived and available for replay for approximately one month. You can listen to the live Webcast or the archived replay by visiting the Investor Relations page on the Paychex, Inc. website at www.paychex.com. You are encouraged to visit the website in advance of the broadcast to ensure that your computer is properly configured.

August 31, 2007 By Order of the Board of Directors John M. Morphy Secretary

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS OF PAYCHEX, INC.
TO BE HELD ON OCTOBER 3, 2007

This Proxy Statement is being mailed to stockholders of Paychex, Inc. (“Paychex” or the “Company”), a Delaware corporation, on or about August 31, 2007, in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, October 3, 2007 at 10:00 a.m. Eastern Time at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York.

Stockholders Entitled to Vote; Outstanding Shares; Quorum

Paychex has one class of shares outstanding, designated common stock, $0.01 par value per share. The Board has fixed the close of business on August 6, 2007 as the record date for determining the holders of common stock entitled to notice of, and to vote at, the Annual Meeting. As of the record date, 382,952,112 shares of common stock were issued and outstanding. A majority of the outstanding shares (191,476,057 shares) present at the Annual Meeting in person or by proxy will constitute a quorum. Stockholders will be entitled to one vote for each share of common stock held as of the record date.

How to Vote

Your vote is very important and we hope that you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please vote by proxy in accordance with the instructions on your proxy card, voting instruction form (from your bank or broker), or the instructions that you received through electronic mail. There are three convenient ways of submitting your vote:

•	Voting by Internet — You can vote via the Internet by visiting the website noted on your proxy card. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote.

•	Voting by telephone — You can also vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions. Telephone voting is available 24 hours a day.

•	Voting by mail — If you choose to vote by mail, simply mark your proxy card, sign and date it, and return it in the enclosed postage-paid envelope. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.

The deadline for Internet or telephone voting is 11:59 p.m. Eastern Time on Tuesday, October 2, 2007. If you vote by telephone or the Internet, you do not need to return your proxy card. Signing and returning your proxy card or submitting your proxy via the Internet or by telephone does not affect your right to vote in person if you attend the Annual Meeting and your shares are registered in your name. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Revoking Your Proxy

You can revoke your proxy at any time prior to it being voted at the Annual Meeting by:

•	Providing written notice of revocation to the Secretary of the Company;

•	Submitting a later-dated proxy via the Internet, telephone, or mail; or

•	Voting in person at the Annual Meeting.

General Information on Voting

All votes properly cast and not revoked will be voted at the Annual Meeting in accordance with the stockholder’s directions. Shares voted by proxy card received without choices specified will be voted FOR the eight nominees for election to the Board of the Company, and FOR the ratification of the selection of independent registered public accounting firm.

Abstentions are counted for the purpose of establishing a quorum and will have the same effect as a vote against a proposal (other than the election of directors). Broker non-votes (i.e., shares held by a broker or nominee who does not have the authority, either express or discretionary, to vote on the matter) will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of shares entitled to vote on a specific proposal and thus will not affect the outcome of the vote.

Vote Required

The Company’s By-laws provide that each director shall be elected by the vote of a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A majority of the votes cast means that the number of shares voted “for” the election of a director nominee must exceed the number of votes cast “against” the nominee. If a nominee that is an incumbent director does not receive a required majority of the votes cast, the director shall offer to tender his or her resignation to the Board. The Governance and Compensation Committee of the Board shall consider such offer and will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will consider the committee’s recommendation and will determine whether to accept such offer.

The table below shows the vote required to approve each of the proposals described in this Proxy Statement, assuming the presence of a quorum at the Annual Meeting.

Proposal Number	Proposal Description	Vote Required

Proposal One	Election of eight nominees to the Board of Directors	Majority of the votes duly cast*

Proposal Two	Ratification of selection of independent registered public accounting firm	Majority of the votes duly cast*

*	without regard to broker non-votes

Voting by Participants in the Paychex Employee Stock Ownership Plan Stock Fund

If a stockholder is a participant in the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex 401(k) Incentive Retirement Plan, the proxy card also will serve as a voting instruction for Fidelity Management Trust Company (the “Trustee”), where all accounts are registered in the same name. As a participant in the ESOP, the stockholder has the right to direct the Trustee, who is the holder of record, regarding how to vote the shares of common stock credited to the participant’s account at the Annual Meeting. The participant’s voting instructions will be tabulated confidentially. Only the Trustee and/or the tabulator will have access to the participant’s individual voting direction. If voting instructions for the shares of common stock in the ESOP are not received, those shares will be voted by the Trustee in the same proportions as the shares for which voting instructions were received from other participants in the ESOP. Voting by ESOP participants will close at 11:59 p.m. Eastern Time on September 28, 2007. The Trustee will then vote all shares of common stock held in the ESOP by the established deadline.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, based upon reports filed by such persons with the Securities and Exchange Commission (“SEC”), as of July 31, 2007, with respect to the beneficial ownership of common stock of the Company by (i) any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known by the Company to be the beneficial owner of more than 5% of the Company’s voting securities, (ii) each director and nominee for director of the Company, (iii) each of the Named Executive Officers (“NEOs”) of the Company named in the Fiscal 2007 Summary Compensation Table on page 22 of this Proxy Statement, and (iv) all directors, NEOs, and executive officers of the Company as a group.

	Amount of Beneficial
	Ownership of	Percent of
Name	Common Stock(1)	Class(1)

More than 5% owners:
B. Thomas Golisano(2),(3)	38,116,815	9.9%
1 Fishers Road
Pittsford, NY 14534
Directors:
B. Thomas Golisano(2),(3)	38,116,815	9.9%
David J. S. Flaschen(5),(6)	67,752	**
Phillip Horsley(5),(6)	272,652	**
Grant M. Inman(5),(6)	215,567	**
Pamela A. Joseph(5),(6)	7,168	**
Jonathan J. Judge(5),(6)	418,095	**
Joseph M. Tucci(5),(6)	65,502	**
Joseph M. Velli(5)	7,001	**
Named Executive Officers:
Jonathan J. Judge(5),(6)	418,095	**
John M. Morphy(5),(6)	127,631	**
Walter Turek(4),(5),(6)	497,736	**
Martin Mucci(5),(6)	101,732	**
Daniel A. Canzano(5),(6)	86,461	**
All Directors, NEOs, and Executive Officers of the Company as a Group (14 persons)(5),(6)	40,108,305	10.4%

**	Indicated percentage is less than 1%.

(1)	Based upon the number of shares of common stock outstanding and deemed outstanding as of July 31, 2007. Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or disposition power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days by exercise of options.

(2)	Included in shares beneficially owned for Mr. Golisano are 507,568 shares owned by the B. Thomas Golisano Foundation for which Mr. Golisano is a member of the foundation’s six-member board of trustees.

(3)	Mr. Golisano has 3,000,133 shares pledged as security.

(4)	Included in shares beneficially owned for Mr. Turek are 1,670 shares held in the names of family members or other entities.

(5)	Included in shares beneficially owned are unvested restricted stock: Mr. Flaschen — 2,668 shares; Mr. Horsley — 2,668 shares; Mr. Inman — 2,668 shares; Ms. Joseph — 2,668 shares; Mr. Judge — 55,557 shares; Mr. Tucci — 2,668 shares; Mr. Velli — 2,001 shares; Mr. Morphy — 41,112 shares; Mr. Turek — 11,112 shares; Mr. Mucci — 11,112 shares; Mr. Canzano — 4,445 shares; and all directors, NEOs, and executive officers as a group — 149,793 shares.

(6)	Included in shares beneficially owned are shares that may be acquired upon exercise of stock options, which are exercisable on or prior to September 28, 2007: Mr. Flaschen — 52,834 shares; Mr. Horsley — 40,334 shares; Mr. Inman — 40,334 shares; Ms. Joseph — 2,000 shares; Mr. Judge — 346,668 shares; Mr. Tucci — 62,834 shares; Mr. Morphy — 76,000 shares; Mr. Turek — 162,542 shares; Mr. Mucci — 86,000 shares; Mr. Canzano — 52,733 shares; and all directors, NEOs, and executive officers as a group — 1,028,029 shares.

PROPOSAL 1 •  ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Stockholders annually elect directors to serve for one year and until the directors’ successors have been elected and qualified. The eight persons listed below, each of whom currently serves as a director, have been nominated for election to the Board by the Company’s Governance and Compensation Committee. Six of the eight nominees are neither employees nor former employees of the Company. If elected, each nominee will hold office until the 2008 Annual Meeting of Stockholders and until his or her successor is elected and has qualified.

Although the Board believes that all of the nominees will be available to serve, the persons named in the enclosed proxy may exercise discretionary authority to vote for substitutes proposed by the Board.

Joseph M. Velli was recommended to the Board by a third-party search firm. He was approved for nomination by the Board for inclusion in this year’s election.

Biographies are provided below setting forth certain information with respect to the nominees for election as directors of the Company, none of whom is related to any other nominee or executive officer.

		Director	Position, Principal Occupation, Business
Name	Age	Since	Experience, and Directorships

B. Thomas Golisano	65	1979	Mr. Golisano founded Paychex, Inc. in 1971 and is Chairman of the Board of the Company. Until October 2004, he served as President and Chief Executive Officer of the Company. Mr. Golisano is a member of the board of directors of several private companies. He serves on the board of trustees of the Rochester Institute of Technology. He owns the Buffalo Sabres of the National Hockey League. Mr. Golisano is former chairman of Greater Rochester Fights Back (a coalition to combat illegal drugs and alcohol abuse), has served as a member of the board of directors of numerous non-profit organizations, and is founder of the B. Thomas Golisano Foundation.
David J. S. Flaschen	51	1999	Mr. Flaschen has been an Operating Partner of Castanea Partners since 2005. Castanea Partners is a private equity investment firm targeting small- to mid-market companies in the publishing and information, human resource and business services, and the consumer product and specialty retail sectors. From 2000 to 2005, he was Managing Director of Flagship Ventures, a venture capital firm that focuses on life science, information technology, and communications companies. From 1997 to 1999, he was the President and Chief Executive Officer of Thomson Financial, an information services company focused on the financial industry. Mr. Flaschen is a member of the board of directors of various private companies.
Phillip Horsley	68	1982	Mr. Horsley has been a Managing Director of Horsley Bridge Partners since 1982. Horsley Bridge Partners is a leading manager of private equity investments and venture capital investments for institutional clients.
Grant M. Inman	65	1983	Mr. Inman is the founder and General Partner of Inman Investment Management, a private investment company formed in 1998. He is a member of the board of directors of Lam Research Corporation, Wind River Systems, Inc., and several private companies. Mr. Inman is a trustee of the University of California, Berkeley Foundation.

		Director	Position, Principal Occupation, Business
Name	Age	Since	Experience, and Directorships

Pamela A. Joseph	48	2005	Ms. Joseph is Chairman of U.S. Bancorp Payment Services and Chairman and Chief Executive Officer of NOVA Information Systems, Inc., a wholly owned subsidiary of U.S. Bancorp. NOVA Information Systems, Inc. manages and facilitates payment processing on behalf of retailers, financial institutions, associations, government agencies, and merchant services providers. Ms. Joseph has been Vice Chairman of U.S. Bancorp since December 2004 and serves on its 13-member managing committee. From February 2000 to November 2004, she was President and Chief Operating Officer of NOVA Information Systems, Inc. She served as its Chief Operating Officer from 1999 to 2000. Ms. Joseph is honorary chairman of Gift for a Child, a non-profit organization that assists adopted children with finding permanent homes. She is also an advisory board member of VISA International.
Jonathan J. Judge	53	2004	Mr. Judge has been President and Chief Executive Officer of the Company since October 2004. From October 2002 through December 2003, he served as President and Chief Executive Officer of Crystal Decisions, Inc., an information management software company. From 2001 to 2002, Mr. Judge was General Manager of IBM’s Personal Computing Division, a $10 billion business unit offering a broad range of products, services, and solutions, including IBM’s ThinkPad brand of mobile computers. From 1998 to 2001, he was responsible for the worldwide sales, service, and support functions of IBM’s Personal Computing Division and was a member of the worldwide management committee of IBM. Mr. Judge serves on the board of directors of PMC-Sierra, Inc.
Joseph M. Tucci	60	2000	Mr. Tucci has been the Chairman, President, and Chief Executive Officer of EMC Corporation, a leading provider of intelligent enterprise information storage systems, software, networks, and services since January 2006. From January 2001 to January 2006, he was the President and Chief Executive Officer of EMC Corporation. From January 2000 to January 2001, he was President and Chief Operating Officer of EMC Corporation. Prior to joining EMC, Mr. Tucci served as Deputy Chief Executive Officer of Getronics NV, an information technology services company, from June 1999 through December 1999.

		Director	Position, Principal Occupation, Business
Name	Age	Since	Experience, and Directorships

Joseph M. Velli	49	2007	Mr. Velli became a director in January 2007. He has been Chairman and Chief Executive Officer of BNY ConvergEx Group, LLC, a leading global agency brokerage and technology company offering a comprehensive suite of execution, clearing, and investment technology services, since October 2006. Prior to the formation of BNY CovergEx Group, he was a Senior Executive Vice President of The Bank of New York since September 1998 and assumed the additional role of Chief Executive Officer of BNY Securities Group in October 2002. Mr. Velli joined the bank in 1984, establishing its Depositary Receipt business, and in 1997, its institutional brokerage business. During his tenure with the bank, his responsibilities also included heading Global Issuer Services, Global Custody and related Investor Services, Consumer Banking, and Global Marketing and Sales, as well as serving as a member of the bank’s Senior Policy Committee.

The Board of Directors recommends the election of each of the nominees identified above. Unless otherwise directed, the persons named in the enclosed proxy will vote the proxy FOR the election of each of these eight nominees.

DIRECTOR COMPENSATION

Fiscal Year Ended May 31, 2007

Director compensation is set by the Governance and Compensation Committee of the Board. The Company compensates the outside directors of the Board using a combination of cash and equity-based compensation. Jonathan J. Judge, President and Chief Executive Officer (“CEO”) of the Company, receives no compensation for his services as a director. The compensation received by Mr. Judge is shown on the Fiscal 2007 Summary Compensation Table on page 22 of this Proxy Statement.

Cash Compensation

During the year ended May 31, 2007 (“fiscal 2007”), outside directors received an annual retainer of $25,000, paid in quarterly installments, plus $2,500 for each Board meeting attended. In addition, outside directors who served on a committee of the Board received $1,000 for each committee meeting attended. The Chairman of the Audit Committee, currently Mr. Flaschen, was paid an additional $1,000 for each Audit Committee meeting chaired.

In fiscal 2007, Mr. Golisano received an annual salary of $140,000 for his services as Chairman of the Board. The Chairman does not receive any other director fees or equity-based compensation.

Equity-Based Compensation

As the Company matures, the market for its common stock has matured and therefore, the Governance and Compensation Committee determined it would be more appropriate to shift equity awards from 100% of stock options to a blend of stock options and restricted stock. In July 2006, each outside director was awarded a grant of 6,000 options to purchase shares of the Company’s common stock at an exercise price of $36.87 per share, under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 12, 2005 (the “2002 Plan”). The exercise price of the stock options granted was equal to the market price of the underlying stock on the date of grant. These options vest one-third per annum over three years from the date of grant and have a term of ten years.

In addition, each outside director received an award of 1,334 shares of restricted stock in July 2006. This restricted stock granted has the following terms:

•	the shares vest on the third anniversary of the date of grant;

•	the vested shares may not be sold during the director’s tenure as a member of the Board, except as necessary to satisfy any tax obligations; and

•	the Governance and Compensation Committee has the discretion to accelerate vesting in whole or in part for certain events, including, but not limited to director retirement. Retirement eligibility for directors for this purpose begins at age 55 or older with ten years of service as a member of the Board.

In July 2007, each outside director, except for Mr. Golisano, received 6,000 options to purchase shares of the Company’s common stock at an exercise price of $43.91 per share and 1,334 shares of restricted stock. In addition, Mr. Velli received an additional award based on his service on the Board since January 2007. The vesting of the July 2007 awards is unchanged from the July 2006 awards.

Deferred Compensation Plan for Directors

The Company maintains a non-qualified, unfunded, deferred compensation plan in which all outside directors are eligible to participate. Directors may elect to defer up to 100% of their Board cash compensation. Gains and losses are credited based on the participant’s election of a variety of designated investment choices, which the participant may change at any time. The Company does not match any participant deferral or guarantee a certain return. The interest rates earned on these mutual funds is not above-market or preferential. Refer to page 27 of this Proxy Statement for a listing of investment funds available to a participant and the annual returns on those funds. Mr. Flaschen defers 100% of his Board cash compensation under this plan. No other directors participate in the plan at this time.

Benefits

We reimburse each director for expenses associated with attendance at Board and committee meetings. For his arrangement with the Company, Mr. Golisano also receives access to the Company’s standard health and life insurance plans, and receives Company-matching contributions into his account in the Paychex, Inc. 401(k) Incentive Retirement Plan.

Fiscal 2007 Director Compensation

The table below summarizes the compensation paid by the Company to all outside directors for fiscal 2007.

	Fees Earned			All Other
	or Paid in	Stock Awards	Option Awards	Compensation	Total
Name	Cash ($)(1)	($)(2),(4)	($)(3),(4)	($)(5)	($)

B. Thomas Golisano	$140,000	$—	$—	$11,515	$151,515
David J. S. Flaschen	$54,500	$14,508	$70,545	$—	$139,553
Phillip Horsley	$36,500	$14,508	$70,545	$—	$121,553
Grant M. Inman	$48,500	$14,508	$70,545	$—	$133,553
Pamela A. Joseph	$41,000	$14,508	$13,635	$—	$69,143
J. Robert Sebo(6)	$20,000	$—	$—	$—	$20,000
Joseph M. Tucci	$38,000	$14,508	$70,545	$—	$123,053
Joseph M. Velli(7)	$17,500	$—	$—	$—	$17,500

(1)	The amounts shown in this column are as described above under “Cash Compensation.”

(2)	The amounts in this column represent the dollar amount recognized as expense in the Company’s Consolidated Financial Statements for fiscal 2007 for the fair value of restricted stock awards in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised) (“No. 123 (R)”), “Share-Based Payment.” Pursuant to SEC rules, the amount disclosed disregards estimates of forfeitures of awards that have been included in the financial statement reporting for such awards. The fair value of restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant. Refer to Note B contained in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K (“Form 10-K”) for fiscal 2007 for further discussion of restricted stock awards.

(3)	The amounts in this column represent the dollar amount recognized as expense in the Company’s Consolidated Financial Statements for fiscal 2007 for the fair value of stock option awards in accordance with SFAS No. 123 (R), and thus include amounts from awards granted prior to June 1, 2006. The fair value was determined using a Black-Scholes option pricing model in accordance with SFAS No. 123 (R) for grants in fiscal 2007. Grants prior to fiscal 2007 were valued using a Black-Scholes option pricing model in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation.” Pursuant to SEC rules, the amount disclosed disregards estimates of forfeitures of awards that have been included in the financial statement reporting for such awards. Included in these amounts are grants of option awards in July 2002, July 2003, July 2004, July 2005, and July 2006. Refer to page 22 of this Proxy Statement for the assumptions and resulting per share fair value for these stock option grants. Refer to Note B contained in the Notes to Consolidated Financial Statements included in Item 8 of our Form 10-K for fiscal 2007 for further discussion of the relevant assumptions used in the calculation of the grant date fair value.

(4)	As of May 31, 2007, Mr. Flaschen, Mr. Horsley, Mr. Inman, Ms. Joseph, and Mr. Tucci each had 1,334 shares of unvested restricted stock outstanding. As of May 31, 2007, each director had the following number of stock options outstanding: Mr. Flaschen — 63,500; Mr. Horsley — 51,000; Mr. Inman — 51,000; Ms. Joseph — 6,000; Mr. Sebo — 28,335; and Mr. Tucci — 73,500.

(5)	All Other Compensation for Mr. Golisano includes $4,200 of Company-matching contribution under the Paychex, Inc. 401(k) Incentive Retirement Plan and $7,315 in Company-provided benefits for standard life and health insurance.

(6)	Mr. Sebo retired from the Board effective October 4, 2006. Upon his retirement from the Board, Mr. Sebo forfeited his July 2006 grant of stock options and restricted stock award, as they were unvested as of that date.

(7)	Mr. Velli was appointed to the Board in January 2007.

PROPOSAL 2 •  RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm (the “independent accountants”) for the year ending May 31, 2008.

Although action by stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment and to seriously consider stockholder opinion on this issue. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent accountants, but may still retain them.

Representatives from Ernst & Young LLP, which has served as the Company’s independent accountants since 1983, will be present at the Annual Meeting and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

To ratify the appointment of Ernst & Young LLP, a majority of votes cast at the meeting must be voted for the proposal.

The Board of Directors recommends a vote FOR the proposal to ratify appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Fees For Professional Services

The following table shows the aggregate fees for professional services rendered for the Company by Ernst & Young LLP:

	Year Ended May 31,
	2007	2006

Audit fees	$544,000	$493,000
Audit related fees	359,000	340,000

Total fees	$903,000	$833,000

Audit fees for fiscal 2007 and the year ended May 31, 2006 (“fiscal 2006”) were for professional services rendered for the audits of the Company’s consolidated financial statements, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for the audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting.

Audit related fees for fiscal 2007 and 2006 were for internal control reviews of transaction processing, employee benefit plan audits, and other reports.

There were no tax or other non-audit related services provided by the independent accountants for fiscal 2007 and 2006.

Audit Committee Policy on Pre-Approval of Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. The Audit Committee pre-approved all such audit and audit related services provided by the independent accountants during fiscal 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board and is composed entirely of non-management directors. The Audit Committee is governed by a written charter and its primary responsibilities are highlighted in the Corporate Governance section of this Proxy Statement.

Paychex management is responsible for the preparation of the financial statements, the financial reporting process, and for the Company’s internal controls over financial reporting. Ernst & Young LLP, the Company’s independent accountants, is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The independent accountants are also responsible for expressing an opinion on management’s assessment about the effectiveness of internal controls over financial reporting and issuing an opinion on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee monitors and oversees these processes.

As part of the oversight processes, the Audit Committee regularly meets with management, the Company’s internal auditors, and the independent accountants. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the overall scope and plans for various audits, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality and effectiveness of the Company’s financial reporting process and legal and ethical compliance programs, including the Company’s Code of Business Ethics and Conduct. The Audit Committee held six meetings during fiscal 2007 and had full access to each of the aforementioned parties.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent accountants the consolidated financial statements for fiscal 2007, including a discussion on the quality and acceptability of the Company’s accounting policies, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements. The Audit Committee also monitored the progress and results of testing of internal controls over financial reporting, reviewed reports from management and internal audit regarding design, operation, and effectiveness of internal controls over financial reporting, and reviewed the report from the independent accountants regarding the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standard No. 90 (Communications With Audit Committees). The independent accountants have provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the independent accountants their firm’s independence. There were no non-audit services provided to the Company during fiscal 2007 that required consideration by the Audit Committee.

Based upon the reviews and discussions referred to above, the Audit Committee recommended and the Board approved that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2007 for filing with the SEC. The Audit Committee has recommended for approval by the Board the selection of the Company’s independent accountants.

The Audit Committee:

David J. S. Flaschen, Chairman
Grant M. Inman
Pamela A. Joseph

CORPORATE GOVERNANCE

Information About the Board of Directors and Corporate Governance

The Board is elected by the stockholders to oversee the overall success of the Company, review its operational and financial capabilities, and periodically assess its long-term strategic objectives. The Board serves as the final decision-making body of the Company, except for those matters for which authority is reserved for or shared with the stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the day-to-day business of the Company.

Regularly scheduled executive sessions of the independent members of the Board, without members of management, are held in conjunction with meetings of the Board. These meetings of non-management directors include the evaluation of the CEO and are held on a regular basis. The Board has selected Mr. Tucci to preside at all executive sessions of the independent directors.

The Board met five times during fiscal 2007. To the extent practicable, directors are expected to attend all Board meetings and meetings of the committees on which they serve. Each director attended more than 75% of all meetings of the Board and of the committees on which such director served during fiscal 2007, with the exception of Mr. Horsley, who attended seven of eleven meetings due to health reasons. Directors are encouraged to attend annual meetings of stockholders. Last year, all directors attended the 2006 Annual Meeting of Stockholders.

The Governance and Compensation Committee leads the process of Board and committee evaluation and carefully examines the performance and qualifications of each director nominee before deciding whether to recommend him or her to the Board for nomination. The Governance and Compensation Committee periodically reviews and assesses the Company’s corporate governance policies.

In its annual review of director independence, the Board considers many facts and circumstances, including but not limited to, commercial business, banking, consulting, legal, accounting, charitable, or other business relationships a director may have with the Company. Based on its review, the Board has determined that each of the directors, other than Mr. Golisano and Mr. Judge, is independent within the meaning of applicable SEC and The NASDAQ Stock Market® (“NASDAQ”) director independence standards.

Board of Directors Committees

The Board has established four standing committees with the following director assignments:

Governance and
	Executive	Audit	Investment	Compensation
Name	Committee	Committee	Committee	Committee

B. Thomas Golisano	X
Jonathan J. Judge	Chairman
David J. S. Flaschen		Chairman	X	X
Phillip Horsley	X		X	X
Grant M. Inman		X	Chairman	X
Pamela A. Joseph		X
Joseph M. Tucci				Chairman
Joseph M. Velli
Number of meetings held by committee during fiscal 2007	1	6	2	3

Executive Committee.

The primary responsibility of the Executive Committee is to exercise all the powers and authority of the Board except as limited by law.

Audit Committee.  The primary responsibilities of the Audit Committee are to:

•	serve as an independent and objective party to monitor the Company’s financial reporting process and system of internal control;

•	review the performance and independence of the Company’s independent accountants;

•	review and appraise the performance of the Company’s internal auditors;

•	review various legal and regulatory matters; and

•	provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditors, and the Board.

Investment Committee.  The primary responsibilities of the Investment Committee are to:

•	review the Company’s investment policies and strategies, and the performance of the Company’s investment portfolios; and

•	determine that the investment portfolios are managed in compliance with the established investment policy.

Governance and Compensation Committee.  The primary responsibilities of the Governance and Compensation Committee are to:

•	evaluate and determine compensation for the directors, CEO, and executive officers;

•	provide general oversight with respect to governance of the Board; and

•	identify, evaluate, and recommend to the Board candidates for nomination for election to the Board.

The Board has determined that all members of the Audit Committee meet the independence, experience, and other applicable NASDAQ listing requirements, and that Mr. Flaschen qualifies as an “Audit Committee Financial Expert,” as defined by applicable SEC rules. The Board has also determined that all members of the Governance and Compensation Committee meet the NASDAQ independence criteria. Matters presented to the Board by the Governance and Compensation Committee are discussed and decided upon by the outside directors, which in fiscal 2007 were all directors except for Mr. Golisano and Mr. Judge.

The Audit, Investment, and Governance and Compensation Committees’ responsibilities are more fully described in each committee’s charter adopted by the Board, which is accessible on the Company’s website, www.paychex.com at the Investor Relations section under “Corporate Governance.”

Nomination Process

The Governance and Compensation Committee performs the function of a nominating committee. The Board has determined that it is necessary for the continued success of the Company to ensure that the Board is composed of individuals having a variety of complementary experience, education, training, and relationships relevant to the then-current needs of the Board and the Company. The Nomination Policy included in the Governance and Compensation Committee Charter is intended to achieve this result.

In evaluating candidates for nomination to the Board, the Nomination Policy requires Governance and Compensation Committee members to consider the contribution that a candidate for nomination would be expected to make to the Board and the Company, based upon the current composition and needs of the Board, and the candidate’s demonstrated business judgment, leadership abilities, integrity, prior experience, education, training, relationships, and other factors that the Board determines relevant. In identifying candidates for nomination to fill vacancies created by the expiration of the term of any incumbent director, the Nomination Policy requires Governance and Compensation Committee members to determine whether such incumbent director is willing to stand for re-election and, if so, to take into consideration the value to the Board and to the Company of continuity and familiarity with the Company’s business. The Board has previously used a third party search firm to identify director candidates and the charter authorizes the Governance and Compensation Committee to continue this practice.

The Nomination Policy requires the Governance and Compensation Committee to consider candidates for nomination to the Board recommended by any reasonable source, including stockholders. Stockholders who wish to do so may recommend candidates for nomination by identifying such candidates and providing relevant biographical information in written communications to the chairman of the Governance and Compensation Committee in accordance with the policy described below in the Section entitled “Communications with the Board of Directors.”

Policy on Transactions with Related Persons

It is the Company’s policy to avoid related persons transactions. However, there may be occasions when a transaction is in the best interest of the Company and is also a related person transaction. The Company’s policies and procedures for review and approval of related persons transactions appear in the Company’s Standards of Conduct, Conflict of Interest, and its Employment of Relatives Standards, which are internally distributed, and in the Company’s Code of Business Ethics and Conduct which is posted on the Company’s website.

For all employees, these policies and procedures require the employee to disclose and the Company to make a conflict of interest review and determination for specified transactions, which include certain financial interests in or relationships with any supplier, customer, partner, subcontractor or competitor; serving on the board of non-profit organizations; and engaging in any activity that could create the appearance of a conflict of interest, including financial involvement or dealings with employees or representatives of the types of entities listed above. For officers, the Company’s Chief Financial Officer (“CFO”) oversees the review and determination.

Members of the Board are required to disclose to the Chairman of the Board or the Chairman of the Governance and Compensation Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, including engaging in any conduct or activities that would impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

The Company’s human resources department determines whether employment of an employee’s relative is appropriate. The Company’s management, in consultation with the human resources department, is required to resolve any conflict regarding employment of an employee’s relative.

The Company’s financial accounting department annually reviews the Company’s listing of related parties for determination of potential related person transactions that would be disclosable in the Company’s periodic reports or proxy materials under U.S. generally accepted accounting principles and SEC rules.

The Governance and Compensation Committee is required to consider all questions of possible conflicts of interest of Board members and officers, including review and approval of transactions of the Company in excess of $120,000 in which a director, officer, or an immediate family member of a director or officer has an interest. An immediate family member, as defined under Item 404 (a) of SEC Regulation S-K, includes any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director or officer, and any person (other than a tenant or employee) sharing the household of such director or officer.

Mr. Tucci, who is a member of the Board, is the Chairman, President, and Chief Executive Officer of EMC Corporation. During fiscal 2007, the Company purchased through negotiated transactions approximately $2.8 million of data processing equipment and software from EMC Corporation. Mr. Golisano, Chairman of the Board, is the owner of Rochester Aviation, Inc. In fiscal 2007, the Company purchased approximately $65,000 of aviation services from Rochester Aviation, Inc. related to Mr. Golisano’s travel to attend Board meetings.

Communications with the Board of Directors

The Board has established procedures to enable stockholders and other interested parties to communicate in writing with the Board and with chairmen of standing committees of the Board. These procedures cover recommendations by stockholders of candidates for nomination for election to the Board. Written communications should be clearly marked “Stockholder and Other Interested Parties — Board Communication,” and be mailed to Paychex, Inc. at 911 Panorama Trail South, Rochester, New York, 14625-2396, Attention: Corporate Secretary. In the case of communications intended for committee chairmen, the specific committee must be identified. Any such communications that do not identify a standing committee will be forwarded to the Board. The Company Secretary will promptly forward all stockholder and other interested party communications to the Board or to the appropriate standing committee of the Board, as the case may be.

Governance and Compensation Committee Interlocks and Insider Participation

None of the members of the Governance and Compensation Committee were at any time during fiscal 2007, or at any other time, an officer or employee of the Company. Mr. Tucci, a member of the Board, is Chairman of the Governance and Compensation Committee and is also an executive of EMC Corporation. As noted above, the Company purchases data processing equipment and software from EMC Corporation. During fiscal 2007, no member of the Governance and Compensation Committee or Board was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Paychex served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers, and beneficial owners of more than 10% of the Company’s common stock to file with the SEC reports of transactions in the stock. Based on information supplied to the Company and filings made with the SEC, the Company believes that during fiscal 2007, its directors, executive officers, and greater than 10% beneficial owners have complied in a timely manner with all applicable Section 16 filing requirements.

CODE OF BUSINESS ETHICS AND CONDUCT

The Company has adopted a Code of Business Ethics and Conduct that applies to all of its directors, officers, and employees. The Code of Business Ethics and Conduct is available for review on the Company’s website at www.paychex.com at the Investor Relations section under “Corporate Governance.” The Company intends to disclose any amendment to, or waiver from, a provision of its Code of Business Ethics and Conduct that relates to any element of the code of ethics definition enumerated in Item 406 of SEC Regulation S-K by posting such information on its website at the address specified above.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Program

The Company believes in a pay for performance approach to NEO compensation. The overall objectives of our officer compensation plan are to provide competitive opportunities when compared with companies of comparable size; attract, retain, and develop highly qualified NEOs; reward exceptional individual performance; tie compensation to our overall financial and strategic objectives; and align the interests of NEOs with the interests of stockholders.

To achieve these objectives, our NEO compensation plan has been designed to:

•	be closely linked to, and deliver pay opportunities based on Company performance and the individuals’ performance;

•	have incentives based on a focused set of financial, operational, and strategic goals;

•	provide the appropriate mix of individualized base salary, variable compensation, and short- and long-term incentives based on the NEO’s role and responsibilities. This provides considerable opportunities for superior performance and downside risk if performance goals are not achieved; and

•	be clearly communicated to NEOs, stockholders, and other key parties.

Role Of Governance and Compensation Committee

As part of the committee’s responsibility to evaluate and determine NEO compensation, on an annual basis, the committee:

•	reviews base salaries for increases, if any;

•	resets the annual officer performance incentive program (the “annual incentive program”);

•	approves the prior year payouts under the annual incentive program;

•	grants awards under our 2002 Plan; and

•	updates its intent with regards to section 162(m) of the Internal Revenue Code.

As outlined in its charter, the committee has the authority to retain consultants and advisors, at the Company’s expense, to assist in the discharge of the committee’s duties. The committee utilizes the compensation advisory services of Watson Wyatt Worldwide, reporting to the committee and purposefully independent from Paychex management. During fiscal 2007, management utilized the services of Watson Wyatt in connection with the adoption of new accounting for stock-based compensation. Such services were provided on the approval of the committee. The results of such services were not distributed to the committee. However, the information was the basis for certain disclosures within our annual SEC filings, which the committee members, as members of the Board, review and approve. Management has discontinued use of Watson Wyatt.

Management retains the services of First Niagara Consulting (formerly the Burke Group) as our compensation consultant. First Niagara Consulting advises the Company on overall compensation strategy and plan design. They do not provide advice on individual NEOs’ compensation. First Niagara Consulting holds discussions with Watson Wyatt during the year on matters related to the market survey data and methodology for analysis of comparative data for consistency between the two consultants.

Watson Wyatt advises the committee on matters of NEO compensation and assists the committee with analysis and research. Generally, compensation plans are developed and proposed by management with analytical and research assistance by First Niagara Consulting. Watson Wyatt will review reports from management and First Niagara Consulting, and offer the committee their opinions on the findings.

Our CEO, along with the Vice President of Organizational Development, makes recommendations to the committee on the design of elements of compensation. These individuals, and from time to time the CFO, will be in attendance at the meetings of the committee to present plan design recommendations, evaluate current plan design, and respond to questions on current or recommended plan design. Our CEO, annually, will review achievement to the prior year’s plan, review salary recommendations for the NEOs, recommend the upcoming fiscal year’s annual incentive program structure, and present recommendations on equity awards. Management is excluded from executive sessions of the committee where final decisions on compensation elements are made, particularly those on our CEO’s performance and compensation. Executive sessions occur at each meeting of the committee. Watson Wyatt has been in attendance at these executive sessions.

Elements of Compensation

We use a combination of compensation elements, including annual base salary, annual incentive program, and equity awards under our 2002 Plan. The committee compares our CEO compensation plan and that of other NEOs with other similar companies. The committee reviews various reports and survey information as input to assess our cash compensation elements of annual base salary and annual incentive program. The committee strives for our NEOs’ cash compensation to be competitive with a select group of comparable companies (the “Peer Group”). The market survey information indicates whether our compensation package, if target performance is achieved, is comparable to the median compensation of our Peer Group, given current competitive practices, overall best practices, and other compensation and benefit trends. The committee’s evaluation for fiscal 2007 indicated that certain elements of the compensation package were not yet fully competitive, mainly that compensation should be more heavily weighted towards performance-based plans as described under the Annual Officer Performance Incentive Program below. The committee will continue to review each of the elements annually to ensure that compensation is appropriate and competitive to attract and retain a high performing executive team. For fiscal 2007, compensation packages averaged 52% in cash compensation and 48% in non-cash compensation, including the values of equity awards as provided in the Fiscal 2007 Summary Compensation Table on page 22 of this Proxy statement.

Annually, the committee receives from management a summary of total cash compensation and equity awards with estimated future value, and total compensation for the upcoming fiscal year for all officer levels, from vice president to CEO. The summary is used to evaluate compensation recommendations and the impact to both total cash compensation and total compensation for each individual.

Management also provides the committee annually a five-year history of total compensation, including cash, annual incentive payout, and equity compensation, for all officers. This history provides a more complete picture of the internal trend of rewards to executive officers, both as a team, and as individuals. This summary facilitates discussion in that it more accurately details individual officer compensation, noting differences that reflect officer tenure, performance, and relative degree of importance of the position. Newly promoted officers often have pay progression at a somewhat faster rate than more tenured officers.

Competitive benchmarking is achieved on a two-tiered basis. Compensation is most closely compared to a group of companies known as the Peer Group. This select group consists of fifteen companies with comparable revenue, net income, market capitalization, and earnings per share within our industry, or are direct competitors of Paychex. This group includes the two direct competitors in the payroll industry, Automatic Data Processing, Inc. and Ceridian Corporation, several firms in the financial transaction management arena, business process outsourcing companies, and more recently added companies in human resources outsourcing. The Peer Group companies are not necessarily limited to the markets in which Paychex does business. The committee also receives data on CEO compensation at other large, Rochester-based public companies. This information, by itself, does not necessarily trigger a change of our CEO’s compensation. Our current Peer Group consists of:

Affiliated Computer Services, Inc. (ACS)	First Data Corporation (FDC)
Automatic Data Processing, Inc. (ADP)	Fiserv, Inc. (FISV)
The BISYS Group, Inc. (BSG)	H&R Block, Inc. (HRB)
Ceridian Corporation (CEN)	Hewitt Associates, Inc. (HEW)
Convergys Corporation (CVG)	Intuit Inc. (INTU)
DST Systems, Inc. (DST)	Robert Half International Inc. (RHI)
The Dun & Bradstreet Corporation (DNB)	T. Rowe Price Group, Inc. (TROW)
Equifax Inc. (EFX)

The committee annually reviews and approves the selection of Peer Group companies for its review. They may vary from year to year based upon changes in our business and industry relative to other companies. The Peer Group will also change for mergers, acquisitions, or other financial restructurings. There have been no changes to this Peer Group since 2005.

The second tier of comparison is the Market Group, consisting of 35 companies. These companies are of a similar relative size, either in revenue or market capitalization, and are competitive for management staffing. This second group also allows the Company to compare with companies that are emerging competitors, either due to their growth, or as the Company moves into new markets. For example, medium-sized insurance companies have been added as Paychex grows its employee insurance offerings.

Annual Base Salary

The annual base salaries of the NEOs are determined based on the responsibilities of their position and comparisons with base salaries paid to executive officers having similar responsibilities in comparable companies. Annually, the base salaries are reviewed to determine what, if any, increase is required. In 2007, the committee changed the cash compensation mix, as noted below under the Annual Officer Performance Incentive Program section.

Annual Officer Performance Incentive Program

The annual incentive program is established annually and provides our NEOs the opportunity for additional cash compensation based primarily on our annual revenue and operating income growth. The targets for payout are established through a collaborative effort between management and the committee. The program was established to motivate our NEOs to meet the goals set by the Company as presented to its stockholders. These goals have both financial and strategic objectives and are closely aligned with our stated goals of 12% annual service revenue growth and 15% annual operating income growth (without interest on funds held for clients). In addition to annual service revenue growth and annual operating income growth, the NEOs are measured on operating income as a percentage of service revenue. The Senior Vice President of Sales and Marketing is measured on new business revenue instead of annual service revenue growth, as he has greater influence on the results in that area.

Targets for annual incentives are set at specific financial goals, which are in alignment with stockholder interests, and which require all aspects of our business to function well in order to attain. The goals are achievable and difficult to overachieve. In fact, the annual incentive program has never achieved a maximum payout. In 2001, executive officers received no payout when the plan missed one element of achievement. We believe the rigor of the annual incentive program is one of the reasons for the consistency of the Company’s financial performance. Once the target is determined, it is set for the year and is not changed. For extraordinary circumstances, the compensation committee reserves the right to apply discretion.

For the year ending May 31, 2008, the annual incentive program applicable to the CEO was structured into two components – quantitative and qualitative. The quantitative component is intended to comply with section 162(m) of the Internal Revenue Code. The CEO’s quantitative target percentage incentive is 100% of annual base salary. The quantitative target percentage for senior vice presidents (“SVP”) was increased from 60% to 65% of annual base salary. The increases reflect the committee’s evaluation that increasingly more annual compensation should be derived from performance-based plans. At the same time, NEO base salaries were constrained, in order to implement a more appropriate alignment to this philosophy. Each NEO is also assigned a qualitative section under the annual incentive program, with the CEO potentially receiving 20% of base salary and all other NEOs 10% of base salary, the same at both target and maximum. Qualitative targets are established annually, often based on functions unique to the individual. The qualitative portion of the incentive program also allows focus on singular, critical, officer-level projects.

Equity Compensation

To align our NEOs with the long-term interests of our stockholders, the Company has long granted equity awards under our stock incentive plans. The committee has provided guidance to management regarding the aggregate amount of equity-based compensation to be utilized while also considering the financial impact of such grants. Management believes this is a prudent use of equity grants, which aligns the interests of both NEOs and stockholders, and is respectful of the issue of stockholder dilution.

Grants of equity awards to the NEOs have, since 1998, occurred in July subsequent to the release of our fiscal year-end earnings and upcoming fiscal year financial guidance, and after the black-out period has lifted for our NEOs relative to such release of information. The committee anticipates continuing this practice. Prior to 1998, stock options to NEOs occurred in October. All grants of equity awards are based on the closing market price on the date of grant, which is typically the same date that the Board has approved the grant. Recipients are notified shortly thereafter of their grant, noting the number of awards granted, the vesting schedule, and exercise price. Any restrictive or unusual terms of the award are also communicated at that time.

As the Company matures, the market for its common stock has matured and therefore, the committee determined it would be more appropriate to shift equity awards from 100% of stock options to a blend of stock options and restricted stock. Beginning in fiscal 2007, the committee approved the granting of performance-accelerated restricted stock awards to NEOs. The grants were made subject to the 2002 Plan and were issued to provide pay for performance. The performance-accelerated restricted stock provides the committee with the best vehicle at this time to align NEOs’ interests with stockholders’ interests over the long-term.

This was accomplished by creating a blend of restricted stock and options, which optimized total awards while maintaining expense similar in manner to the previous grant levels of solely stock options. The granting of performance-accelerated restricted stock awards occurred for a number of reasons:

•	First, we believe the granting of performance-accelerated awards provides better alignment with stockholders’ interests.

•	Second, it affords the opportunity for increased equity ownership by NEOs.

•	Third, the use of restricted stock moderates the negative impact of external stock market factors outside the control of management.

This grant of restricted stock awards included both performance-based and time-based vesting to recognize all aspects of the NEOs’ contributions to the Company, and to motivate the NEOs to meet our long-term financial targets. The performance criteria for the acceleration of the vesting of the restricted stock were based on the Company’s stated goal of 15% growth in operating income without interest on funds held for clients, with a further exclusion for stock-based compensation costs, to remain consistent with the annual incentive program targets. The targets for acceleration of one-third in any one fiscal year are operating income less interest on funds held for clients and stock-based compensation for fiscal 2007 of $631.1 million, and for the years ending May 31, 2008, 2009, and 2010 operating income less interest on funds held for clients of $696.3 million, $800.7 million, and $920.8 million, respectively. In accordance with the committee’s evaluation of performance under the 2002 Plan, the performance criteria for fiscal 2007 was adjusted for the expense charge to increase the litigation reserve. In addition to these two types of equity awards, our 2002 Plan also provides for the issuance of stock appreciation rights and restricted stock units, although there have not yet been any grants of these award types. The value of equity awards for the NEOs is detailed on the Fiscal 2007 Summary Compensation Table, page 22.

Stock Ownership Guidelines

In furtherance of the long-term alignment with stockholders, the committee set stock ownership guidelines for our CEO (two times his annual base salary) and SVPs (one times annual base salary), including our CFO. The guidelines were established to provide an additional element of retention and alignment with stockholders’ interests. Similarly, awards to members of the Board contain rules which restrict directors from selling any vested restricted shares underlying the award during their tenure as a member of the Board, except as necessary to satisfy any tax obligations.

NEOs of the Company must also adhere to strict standards with regards to trading in the Company’s stock. They may not:

•	speculatively trade in the Company’s stock;

•	short sell any securities of the Company;

•	or buy or sell puts or calls on the Company’s securities.

Perquisites

Our NEOs and directors do not receive benefits not otherwise available to all our employees. We do not provide our NEOs with pension arrangements, post-retirement health coverage, or other similar benefits with the exception of access to a non-qualified and unfunded deferred compensation plan. Refer to the Deferred Compensation section below for more information on how our plan functions.

Deferred Compensation

We offer a non-qualified and unfunded deferred compensation plan to our NEOs and directors. The plan has been designed to comply with the current guidelines of Internal Revenue Code section 409A. Eligible employees are able to defer up to 50% of their annual base salary and bonus and outside directors can elect to defer up to 100% of their Board cash compensation. Gains and losses are credited based on the participant’s election of a variety of designated investment choices. It is solely in the NEO’s control as to which of the designated funds to invest in, and they earn the resulting return on such investment. We do not match any participant deferral or guarantee a certain return. Returns earned on the designated investments are detailed in the non-qualified, deferred compensation table on page 27. The deferred compensation plan is an extension of the NEO’s 401(k) incentive retirement plan account. Due to the limitations on the 401(k) account provided by the Internal Revenue Service, this plan allows for further savings toward retirement for the NEOs and functions similarly to the 401(k) account. Distributions are paid at one of the following dates selected by the participant: the participant’s termination date; the date the participant retires from any active employment; or a designated specific date. Payments can be either in a lump sum or in annual installments over a period not to exceed ten years.

Severance

The only person among our NEOs and Board who has a severance package is Mr. Judge, which was negotiated as part of his original employment agreement established when he joined Paychex in October 2004, and expires in October 2007. The employment agreement provided for fixed annual base salary, participation in the annual incentive program and an initial grant of 650,000 options to acquire the Company’s common stock. If Mr. Judge is terminated other than for cause or resigns for good reason, we shall pay one year’s annual base salary plus an annual bonus determined at the same percentage of plan as for the immediately preceding fiscal year (without pro-ration). Additionally, any unvested options of his original 650,000 grant in October 2004 shall immediately vest and become exercisable. The value of this arrangement to Mr. Judge as of May 31, 2007 is approximately $1.9 million in cash and $4.2 million for 433,332 of unvested stock options. The value of the unvested stock options is determined by the difference in the market price of the Company’s common stock of $40.40 at May 31, 2007 and the exercise price of $30.68 multiplied by the number of unvested stock options.

No written or oral arrangements exist for our NEOs, except for the arrangement identified above with our CEO.

Compensation Received In Fiscal 2007

In reviewing the Company’s NEO compensation, it is important to note the opportunities Paychex provided to its NEOs in fiscal 2007. The increasing complexity of the standards of financial accounting and reporting related to stock-based compensation has made it difficult for investors to assess this information and has, at times, caused confusion between what might be called “reported” pay versus “received” pay, or the amount of compensation received by an NEO. Therefore, provided below is an additional compensation table designed to highlight the compensation that reflects what an NEO has received.

The table below shows the actual compensation received by each of the NEOs for fiscal 2007. This table includes salary, incentive bonus, all other compensation received in fiscal 2007, and net value realized from the exercise of stock options during fiscal 2007. The table below excludes the complex accounting valuations for equity awards as required in the Fiscal 2007 Summary Compensation Table on page 22.

	2007 Compensation Received by NEOs
			Stock
	Annual	Annual	Option	All Other
	Base Salary	Incentive	Exercise	Compensation	Total

Jonathan J. Judge	$868,144	$814,385	$—	$—	$1,682,529
John M. Morphy	$393,243	$215,013	$—	$7,134	$615,390
Walter Turek	$397,426	$233,277	$630,599	$6,715	$1,268,017
Martin Mucci	$386,968	$211,582	$—	$6,537	$605,087
Daniel A. Canzano	$326,780	$125,435	$—	$6,657	$458,872

Subsequent Events

Annual base salaries of certain NEOs were increased in July 2007 with no NEO receiving greater than 5% of base salary. Increases are provided to adjust base salaries to the median of comparable companies and assure the retention of NEOs.

In July 2007, Mr. Judge was awarded 150,000 options. He was also awarded 33,334 restricted shares, with five-year cliff vesting, and performance-accelerated vesting, described below. Mr. Morphy received an annual award of 30,000 options and 6,667 restricted shares. In addition, Mr. Morphy was awarded a one-time grant of 30,000 restricted shares that vest one-third per year beginning in October 2010. Mr. Turek was awarded 30,000 options and 6,667 restricted shares. Mr. Mucci was awarded 30,000 options and 6,667 restricted shares. Mr. Canzano was awarded 12,000 options and 2,667 restricted shares. All options vest annually in 20% increments over five years. Restricted shares, except for Mr. Morphy’s one-time award, have five-year cliff vesting, accelerating one-third in any one fiscal year when the target for that fiscal year has been met or exceeded. The target is operating income less interest on funds held for clients, and for the years ending May 31, 2008, 2009, 2010, and 2011 are $696.3 million, $800.7 million, $920.8 million, and $1,058.9 million, respectively.

In July 2007, one-third of the July 2006 restricted stock award was accelerated based on meeting the target set. The target for fiscal 2007 was operating income, excluding interest on funds held for clients and stock-based compensation of $631.1 million, adjusted by the committee for the expense charge to increase the litigation reserve. Mr. Judge vested in 11,111 shares, Messrs. Morphy, Mucci, and Turek each vested in 2,222 shares and Mr. Canzano in 889 shares. The restricted stock award made in July 2006 was modified to be more consistent with previous awards under the 2002 plan.

Impact of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million, unless specified requirements are met. The committee has carefully considered the impact of this provision. At this time, it is the committee’s intention to continue to compensate all NEOs based on overall performance. The committee expects that most compensation paid to NEOs will qualify as a tax-deductible expense. For fiscal 2007, the committee authorized total compensation in excess of $1 million for Mr. Judge consisting of his annual base salary and annual incentive, resulting in $0.7 million which did not qualify for a tax deduction. For the year ending May 31, 2008, our annual incentive program is designed to provide incentive compensation that will not count against the $1 million limitation, including the NEOs’ annual incentive. Therefore, it is anticipated that the committee in the future would not be required to authorize compensation that is not deductible. However, within the NEOs’ annual incentive there is a portion of the payout which is qualitative and would not be exempted from the application of section 162(m). We expect that amount to be immaterial on an annual basis.

THE GOVERNANCE AND COMPENSATION COMMITTEE REPORT

The Governance and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Form 10-K for fiscal 2007.

The Governance and Compensation Committee:

Joseph M. Tucci, Chairman
David J. S. Flaschen
Phillip Horsley
Grant M. Inman

NAMED EXECUTIVE OFFICER COMPENSATION

Fiscal 2007 Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs.

				Stock	Option	Non-Equity	All Other
Name and Principal	Fiscal			Awards	Awards	Incentive Plan	Compensation	Total
Position	Year		Salary ($)	($)(1)	($)(2)	Compensation ($)(3)	($)(4),(5)	($)

Jonathan J. Judge	2007		$868,144	$362,534	$2,394,083	$1,030,979	$—	$4,655,740
President and CEO	2006	(6)	$817,884	$—	$3,114,262	$814,385	$69,654	$4,816,185
	2005	(6)	$510,769	$—	$1,318,474	$605,104	$28,000	$2,462,347
John M. Morphy	2007		$393,243	$72,509	$295,082	$268,362	$7,134	$1,036,330
Senior Vice President,	2006	(6)	$383,878	$—	$391,830	$215,013	$6,354	$997,075
CFO, and Secretary	2005	(6)	$373,679	$—	$229,652	$171,009	$5,733	$780,073
Walter Turek	2007		$397,426	$72,509	$271,756	$257,390	$6,715	$1,005,796
Senior Vice President,	2006	(6)	$387,962	$—	$343,026	$233,277	$5,927	$970,192
Sales and Marketing	2005	(6)	$377,367	$—	$149,408	$172,140	$6,290	$705,205
Martin Mucci	2007		$386,968	$72,509	$308,103	$264,079	$6,537	$1,038,196
Senior Vice President,	2006	(6)	$377,752	$—	$408,422	$211,582	$6,401	$1,004,157
Operations	2005	(6)	$366,654	$—	$248,870	$168,280	$6,332	$790,136
Daniel A. Canzano	2007		$326,780	$29,006	$96,906	$139,710	$6,657	$599,059
Vice President,	2006	(6)	$321,534	$—	$126,067	$125,435	$6,439	$579,475
Information Technology	2005	(6)	$310,730	$—	$99,736	$135,661	$6,140	$552,267

(1)	The amounts shown in this column represent the dollar amount recognized as expense in the Company’s Consolidated Financial Statements for fiscal 2007 for the fair value of restricted stock awards in accordance with SFAS No. 123 (R). Pursuant to SEC rules, the amount disclosed disregards estimates of forfeitures of awards that have been included in the financial statement reporting for such awards. The fair value of restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant. Refer to Note B contained in the Notes to Consolidated Financial Statements included in Item 8 of our Form 10-K for fiscal 2007 for further discussion on restricted stock awards. Refer to the Grants of Plan-Based Awards table on page 24 of this Proxy Statement for further information on restricted stock awards granted in fiscal 2007.

(2)	The amounts shown in this column for fiscal 2007 represent the dollar amount recognized as expense in the Company’s Consolidated Financial Statements for fiscal 2007 for the fair value of stock option awards in accordance with SFAS No. 123 (R), and therefore, include amounts for awards granted prior to June 1, 2006. Amounts presented for prior years represent the dollar amount reflected in the Company’s pro-forma disclosure in the Notes to Consolidated Financial Statements in accordance with SFAS No. 123 for the fair value of stock option awards. The fair value was determined using a Black-Scholes option pricing model in accordance with SFAS No. 123 (R) for grants in fiscal 2007. Grants prior to fiscal 2007 were valued using a Black-Scholes option pricing model in accordance with SFAS No. 123. Pursuant to SEC rules, the amount disclosed disregards estimates of forfeitures of awards that have been included in the financial statement reporting for such awards. Refer to Note B contained in the Notes to Consolidated Financial Statements included in Item 8 of our Form 10-K for fiscal 2007 for further discussion of the relevant assumptions used in the calculation of the grant date fair value. The assumptions and resulting per share fair value for option grants included in the amounts disclosed are as follows:

	July	July	October	July	July	November	July	July	July
	2006	2005	2004	2004	2003	2002	2002	2001	2000

Risk-Free Interest Rate	5.1%	4.0%	3.5%	3.7%	2.5%	2.9%	3.8%	4.8%	6.1%
Dividend Yield	1.7%	1.5%	1.7%	1.5%	1.5%	1.5%	1.6%	1.1%	0.8%
Volatility Factor	.32	.31	.31	.32	.34	.35	.35	.35	.32
Expected Option Term Life in Years	6.5	6.5	5.0	5.0	5.0	5.0	5.0	5.0	5.0
Fair Value	$12.88	$11.02	$8.45	$9.26	$8.66	$8.83	$8.98	$14.09	$15.42

(3)	The amounts shown in this column are the amounts earned under the annual incentive program. At the beginning of each year, the Governance and Compensation Committee sets the performance targets that will be used to determine, whether and to what extent, the NEO will receive payments under the annual incentive program. For fiscal 2007, the quantitative performance criteria were based on growth in revenue, operating income excluding interest on funds held for clients and stock-based compensation, operating income excluding interest on funds held for clients and stock-based compensation as a percentage of service revenue, and, for the SVP of Sales and Marketing, new business revenue. At the same time, qualitative performance criteria are set up for each NEO based on their role. These amounts were paid in July 2007.

(4)	Included in All Other Compensation for fiscal 2006 are amounts incurred by the Company on behalf of Mr. Judge of $48,200 in relocation expenses and $21,454 in tax gross-up for the relocation expenses. During the year ended May 31, 2005, the Company incurred amounts on behalf of Mr. Judge of $15,500 in relocation expenses and $12,500 in legal expenses, pursuant to Mr. Judge’s employment agreement.

(5)	The amounts shown in this column consist of the Company’s matching contributions under the Paychex, Inc. 401(k) Incentive Retirement Plan, except as noted in (4) above.

(6)	Prior year amounts were calculated in accordance with the SEC’s rules applied in calculating the amounts for fiscal 2007.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

The table below summarizes estimated possible payouts under the Company’s annual incentive program for fiscal 2007 based on achievement of performance objectives at various levels for the Company and individual NEOs. This information does not set forth the actual payout awarded to the NEOs for fiscal 2007. The actual payout is reported in the Fiscal 2007 Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” The table below also summarizes equity awards granted in fiscal 2007 to each of the NEOs.

						All Other
					All Other	Option		Grant
					Stock	Awards:	Exercise	Date Fair
					Awards:	Number of	or Base	Value of
		Estimated Possible Payouts Under			Number of	Securities	Price of	Stock and
		Non-Equity Incentive Plan Awards(1)			Shares of	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Stock or	Options	Awards	Awards
Name	Date	($)	($)	($)	Units (#)(2)	(#)(3)	($/Sh)	($)(4)

Jonathan J Judge	7/13/2006	$522,750	$1,045,500	$1,263,313
	7/13/2006				33,334			$1,229,025
	7/13/2006					150,000	$36.87	$1,932,000
John M Morphy	7/13/2006	$118,395	$276,255	$315,720
	7/13/2006				6,667			$245,812
	7/13/2006					30,000	$36.87	$386,400
Walter Turek	7/13/2006	$119,654	$279,194	$319,078
	7/13/2006				6,667			$245,812
	7/13/2006					30,000	$36.87	$386,400
Martin Mucci	7/13/2006	$116,506	$271,846	$310,682
	7/13/2006				6,667			$245,812
	7/13/2006					30,000	$36.87	$386,400
Daniel A Canzano	7/13/2006	$81,860	$147,348	$180,093
	7/13/2006				2,667			$98,332
	7/13/2006					12,000	$36.87	$154,560

(1)	The amounts shown in this column consist of annual incentive payouts under our annual incentive program for fiscal 2007. The value of the payout is calculated as a percentage of the NEO’s annual salary, with that percentage dependent on how actual growth for revenue, operating income excluding interest on funds held for clients and stock-based compensation costs, and operating income excluding interest on funds held for clients and stock-based compensation costs as a percentage of service revenue, compares to the targets established for these items by the Governance and Compensation Committee at the beginning of the fiscal year. The amounts actually earned by each NEO in fiscal 2007 are reported as Non-Equity Incentive Plan Compensation in the Fiscal 2007 Summary Compensation Table on page 22 of this Proxy Statement.

(2)	The amounts shown in this column consist of restricted stock awards granted in fiscal 2007 under the 2002 Plan. All shares underlying these awards are restricted in that they are not transferable until they vest. These shares vest on the five-year anniversary of the grant date provided the NEO is still an employee of the Company on that date. Vesting of these shares will accelerate to one-third of the grant for each fiscal year in which a pre-established dollar target for operating income, as detailed in the Compensation Discussion and Analysis, is achieved. The NEOs have voting rights and earn dividends on the underlying shares. Dividends are paid at the time of vesting, and will be forfeited if the NEO forfeits the related restricted stock award.

(3)	The amounts shown in this column consist of options to purchase shares of the Company’s common stock granted in fiscal 2007 under the 2002 Plan. These option grants have an exercise price equal to the closing stock price on the date of grant and have a term of ten years. The options vest 20% per annum over a five-year period.

(4)	The amounts shown in this column represent the aggregate grant date fair value of stock and option awards granted in fiscal 2007 under the 2002 Plan. The fair value of restricted stock awards of $36.87 per share was equal to the price of the underlying common stock on the date of grant. The fair value of stock options of $12.88 per share was determined using a Black Scholes option pricing model in accordance with SFAS No. 123(R). Refer to Note B contained in the Notes to Consolidated Financial Statements included in Item 8 of our Form 10-K for fiscal 2007 for further discussion of the relevant assumptions used in the calculation of the grant date far value.

OUTSTANDING EQUITY AWARDS AS OF MAY 31, 2007

The following table summarizes the equity awards made to NEOs which are outstanding as of May 31, 2007.

Option Awards					Stock Awards(2)
					Number
	Number of	Number of			of Shares
	Securities	Securities			or Units	Market Value
	Underlying	Underlying			of Stock	of Shares or
	Unexercised	Unexercised			That Have	Units of Stock
	Options	Options	Option	Option	not	That Have not
	(Exercisable)	(Unexercisable)	Exercise	Expiration	Vested	Vested
Name	(#)	(#)(1)	Price ($)	Date	(#)(3)	($)(3),(4)

Jonathan J Judge	216,668	433,332	$30.68	10/01/2014	—	$—
	50,000	200,000	$33.68	07/07/2015	—	$—
	—	150,000	$36.87	07/13/2016	—	$—
					33,334	$1,346,694
John M. Morphy	15,000	—	$42.69	07/13/2010	—	$—
	15,000	—	$40.86	07/12/2011	—	$—
	6,700	—	$28.14	07/11/2012	—	$—
	8,367	8,333	$29.55	07/10/2013	—	$—
	10,000	20,000	$31.79	07/08/2014	—	$—
	10,000	40,000	$33.68	07/07/2015	—	$—
	—	30,000	$36.87	07/13/2016	—	$—
					6,667	$269,347
Walter Turek	50,625	—	$11.63	10/02/2007	—	$—
	20,250	—	$19.00	07/09/2008	—	$—
	9,000	—	$21.46	07/08/2009	—	$—
	20,000	—	$40.86	07/12/2011	—	$—
	10,000	—	$28.14	07/11/2012	—	$—
	6,667	3,333	$29.55	07/10/2013	—	$—
	8,334	16,666	$31.79	07/08/2014	—	$—
	10,000	40,000	$33.68	07/07/2015	—	$—
	—	30,000	$36.87	07/13/2016	—	$—
					6,667	$269,347
Martin Mucci	15,000	—	$28.14	07/11/2012	—	$—
	25,000	—	$28.99	11/01/2012	—	$—
	16,667	8,333	$29.55	07/10/2013	—	$—
	10,000	20,000	$31.79	07/08/2014	—	$—
	10,000	40,000	$33.68	07/07/2015	—	$—
	—	30,000	$36.87	07/13/2016	—	$—
					6,667	$269,347
Daniel A. Canzano	20,250	—	$19.00	07/09/2008	—	$—
	13,500	—	$21.46	07/08/2009	—	$—
	9,000	—	$42.69	07/13/2010	—	$—
	10,000	—	$40.86	07/12/2011	—	$—
	8,000	—	$28.14	07/11/2012	—	$—
	6,667	3,333	$29.55	07/10/2013	—	$—
	4,167	8,333	$31.79	07/08/2014	—	$—
	2,500	10,000	$33.68	07/07/2015	—	$—
	—	12,000	$36.87	07/13/2016	—	$—
					2,667	$107,747

(1)	The option awards displayed in these columns vest at various times over periods of up to five years from the date of grant. The following table provides information with respect to the future vesting of each NEO’s outstanding options:

	Number of Securities Vesting (#)
	July	October	July	October	July	July	July
	2007	2007	2008	2008	2009	2010	2011

Jonathan J. Judge	80,000	216,666	80,000	216,666	80,000	80,000	30,000
John M. Morphy	34,333		26,000		16,000	16,000	6,000
Walter Turek	27,666		24,333		16,000	16,000	6,000
Martin Mucci	34,333		26,000		16,000	16,000	6,000
Daniel A. Canzano	12,399		9,067		4,900	4,900	2,400

(2)	Dividends and interest accrued on stock awards that have not vested as of May 31, 2007 for Mr. Judge was $26,575, for Mr. Morphy, Mr. Turek and Mr. Mucci was $5,315 each, and for Mr. Canzano was $2,126.

(3)	The stock awards displayed in these columns may have their restrictions lapse over three years if the performance criteria for acceleration is met, as detailed in the table below. Shares vested on July 12, 2007 based on the Board’s approval of attainment of performance targets. The vesting dates indicated in 2008 and 2009 are on or about the anticipated Board meeting in those years. If performance criteria is not met for all years, all unvested shares vest on July 13, 2011.

	Number of Securities Vesting (#)
	July 12,	July 13,	July 13,
	2007	2008	2009

Jonathan J. Judge	11,111	11,111	11,112
John M. Morphy	2,222	2,222	2,223
Walter Turek	2,222	2,222	2,223
Martin Mucci	2,222	2,222	2,223
Daniel A. Canzano	889	889	889

(4)	The market value displayed is based on the number of shares that have not vested multiplied by $40.40, the closing price of the Company’s common stock on May 31, 2007.

OPTIONS EXERCISES AND STOCK VESTED IN FISCAL 2007

The following table provides information about the value realized by the NEOs on option awards during fiscal 2007. No stock vested for these NEOs during fiscal 2007.

Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)(1)

Jonathan J. Judge	—	$—
John M. Morphy	—	$—
Walter Turek	25,313	$630,599
Martin Mucci	—	$—
Daniel A. Canzano	—	$—

(1)	Amounts in this column represent the market value of the Company’s common stock as of the date of exercise less the exercise price.

NON-QUALIFIED DEFERRED COMPENSATION

Fiscal 2007

In accordance with the Company’s non-qualified and unfunded deferred compensation plan, NEOs may defer up to 50% of their annual base salary and bonus. The Company does not make any contributions to this plan. The following table summarizes our NEOs benefits under the plan.

			Aggregate
	Fiscal 2007		Balance as of
	Executive	Aggregate	May 31,
	Contributions	Earnings	2007
Name	($)(1)	($)(2)	($)(3),(4)

Jonathan J. Judge	$335,273	$121,438	$825,444
John M. Morphy	$136,270	$32,267	$390,779
Walter Turek	$85,847	$13,486	$113,992
Martin Mucci	$59,468	$14,840	$210,705
Daniel A. Canzano	$—	$—	$—

(1)	Amounts in this column are included in the amounts shown in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Fiscal 2007 Summary Compensation Table on page 22 of this Proxy Statement. Amounts do not include amounts shown in the “Non-Equity Incentive Plan Compensation” column for fiscal 2007 as those amounts were paid after May 31, 2007.

(2)	Amounts in this column include both realized and unrealized earnings. They are not included in the Fiscal 2007 Summary Compensation Table on page 22 of this Proxy Statement as the earnings are not considered to be “above-market” earnings.

(3)	Amounts in this column are included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in the Fiscal 2007 Summary Compensation Table in current and previous years.

(4)	The investment funds at Legg Mason available to an NEO and the funds’ annual rate of return are as follows:

	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return

Appreciation Fund Class A	17.10%	Aggressive Growth Fund Class A	13.05%
Diversified Strategic Income Fund Class A	8.23%	Capital and Income Fund Class A	16.38%
Fundamental Value Fund Class A	18.86%	Investment Grade Bond Fund Class A	7.69%
Mid Cap Core Fund Class A	21.23%	Government Securities Fund Class A	5.54%
Small Cap Growth Opportunities Class A	19.24%	Money Market Fund Class A	4.94%
International All Cap Opportunity Fund Class A	22.93%	Large Cap Growth Fund Class A	16.08%

OTHER MATTERS AND INFORMATION

Proposals for Next Year’s Annual Meeting

Stockholder proposals, which are intended to be presented at the 2008 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, must be received by the Company at its executive offices on or before May 3, 2008. Any such proposals must be submitted in accordance with applicable SEC rules and regulations.

Stockholder proposals, which are intended to be presented at the 2008 Annual Meeting of Stockholders and which are submitted and not included in the Company’s Proxy Statement other than in accordance with the procedures specified in SEC Rule 14a-8, will be considered untimely if not received by the Company’s Secretary on or before July 17, 2008.

Other Actions at the Annual Meeting

As of the date of this Proxy Statement, management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their judgment.

Cost of Solicitation of Proxies

Solicitation of proxies is made on behalf of the Company and the Company will pay the cost of solicitation of proxies. The Company will reimburse any banks, brokers and other custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy solicitation material to the beneficial owners of the shares held by them. In addition to solicitation by use of the mail or via the Internet, directors, officers, and regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other communication means.

Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and Annual Report are being mailed to stockholders on or about August 31, 2007. You may also obtain a copy of our Form 10-K filed with the SEC, without charge, upon written request submitted to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.

In accordance with notices previously sent to stockholders, the Company is delivering one Annual Report and Proxy Statement in one envelope addressed to all stockholders who share a single address unless they have notified the Company that they wish to revoke their consent to the program known as “householding.” Householding is intended to reduce the Company’s printing and postage costs.

You may revoke your consent at any time by calling toll-free (800) 543-1061 or by writing to Broadridge Investor Communications Services, Attention: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each stockholder at your address will receive individual copies of the Company’s disclosure documents.

The Company hereby undertakes to deliver upon oral or written request a separate copy of its Proxy Statement and Annual Report to a security holder at a shared address to which a single copy was delivered. If such stockholder wishes to receive a separate copy of such documents, please contact Terri Allen, Investor Relations, either by calling toll-free (800) 828-4411 or by writing to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

If you own Paychex stock beneficially through a bank or broker, you may already be subject to householding if you meet the criteria. If you wish to receive a separate Proxy Statement and Annual Report in future mailings, you should contact your bank or broker.

Electronic Access to Proxy Materials and Annual Report

The Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report are also available on the Company’s website at www.paychex.com at the Investor Relations section under “Annual Reports and Proxy Statements.” As an alternative to receiving paper copies of the Proxy Statement and Annual Report in the mail, stockholders can elect to receive an e-mail message, which will provide a link to these documents on the Internet. Opting to receive your proxy materials online saves the Company the cost of producing and mailing bulky documents and reduces the volume of duplicate information received by you. To give your consent to receive future documents via electronic delivery, please vote your proxy via the Internet and follow the instructions to register for electronic delivery.

PAYCHEX, INC. 911 PANORAMA TRAIL SOUTH ROCHESTER, NY 14625-2396
INSTRUCTIONS FOR SUBMITTING PROXY:
VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY TELEPHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Paychex, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Paychex, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
YOUR VOTE IS IMPORTANT
Do not return this proxy card if you vote by telephone or Internet.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: PACHX1 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
PAYCHEX, INC.
Proposals — The Board of Directors recommends a vote FOR each of the nominees listed in Item 1 and FOR Item 2.
1. ELECTION OF DIRECTORS For Against Abstain For Against Abstain 01) B. Thomas Golisano 0 0 0 05) Pamela A. Joseph 0 0 0 02) David J. S. Flaschen 0 0 0 06) Jonathan J. Judge 0 0 0 03) Phillip Horsley 0 0 0 07) Joseph M. Tucci 0 0 0 04) Grant M. Inman 0 0 0 08) Joseph M. Velli 0 0 0
2. RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM. 0 0 0
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2. SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE UNDERSIGNED UNDER THE ESOP STOCK FUND WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BY SEPTEMBER 28, 2007, THE SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE PARTICIPANT WILL BE VOTED BY THE ESOP STOCK FUND TRUSTEE IN THE SAME PROPORTION AS ESOP SHARES FOR WHICH INSTRUCTIONS HAVE BEEN RECEIVED. Please sign exactly as your name appears on this proxy. If the shares are issued in the name of two or more persons, all such persons must sign the proxy.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

August 31, 2007 Dear Paychex Stockholder: The Board of Directors cordially invites you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, October 3, 2007 at 10:00 a.m. at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York. The accompanying booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its named executive officers. It is important that these shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, written proxy, or written ballot at the Annual Meeting. We encourage you to use the Internet because it is the most cost-effective way to vote. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet. Additionally, we encourage stockholder participation in the householding program. We believe participation will benefit both our stockholders and Paychex. Not only will it reduce the volume of duplicate information that is received in a stockholder’s household, but it will also reduce our printing and mailing costs. We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you need special assistance at the Annual Meeting, please contact the Secretary of the Company at (800) 828-4411, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary. Sincerely, Jonathan J. Judge President and Chief Executive Officer Proxy Solicited on Behalf of the Board of Directors of Paychex, Inc. for the Annual Meeting, October 3, 2007
PROXY
The undersigned hereby appoints JONATHAN J. JUDGE and JOHN M. MORPHY, or either one of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders to be held on October 3, 2007 (“Annual Meeting”), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present to vote all shares of stock which the undersigned may be entitled to vote at said Annual Meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.
If shares of Paychex, Inc. Common Stock are issued to or held for the account of the undersigned under the Paychex Employee Stock Ownership Plan (“ESOP”) Stock Fund, then the undersigned hereby directs the fiduciary of the ESOP Stock Fund to vote all shares of Paychex, Inc. Common Stock in the undersigned’s name and/or account under such Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournment thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matter set forth on the reverse side.